Exhibit 99.1
News Release

Contacts:	Media:	Investor Relations:
	David Bruce	Bob Brunn
	(305) 500-4999	(305) 500-4053
MIAMI, October 22, 2009 – Ryder System, Inc. (NYSE: R)
     RYDER REPORTS THIRD QUARTER 2009 RESULTS
•	Q3 Continuing Operations EPS of $0.51 vs. $1.29 in 2008
•	Q3 Comparable Continuing Operations EPS of $0.50 vs. $1.26 in 2008
•	Q3 Total Revenue 20% Lower; Operating Revenue Declines 13%
•	Company Plans to Resume Share Repurchase Programs
     Ryder System, Inc. (NYSE: R), a global leader in transportation and supply chain management solutions, today reported earnings per diluted share (EPS) from continuing operations for the three-month period ended September 30, 2009 were $0.51, compared with $1.29 in the year-earlier period. Earnings from continuing operations for the third quarter of 2009 were $28.5 million, compared with $72.8 million in the year-earlier period. EPS and earnings from continuing operations in the current period included a net benefit of $0.01 and $0.3 million, respectively, for the reversal of contingent income tax accruals, partially offset by restructuring and other items. EPS and earnings from continuing operations in the year-earlier period included an income tax benefit of $0.03 and $1.6 million, respectively, related primarily to changes in Massachusetts state income tax laws. Excluding these items, comparable EPS from continuing operations for the third quarter of 2009 were $0.50, down 60% from $1.26 in the year-earlier period, and comparable earnings from continuing operations of $28.2 million for the third quarter of 2009 were down 60% from $71.2 million in the year-earlier period. Results reflect significantly lower pre-tax earnings in the Fleet Management Solutions (FMS) business segment. This was driven by decreased global results in commercial rental, full service lease, and used vehicle sales. In addition, higher pension expense reduced EPS by $0.19, mostly impacting the FMS business segment.
     The Company previously announced a plan to discontinue Supply Chain Solutions (SCS) operations in South America and Europe. During the third quarter of 2009, the Company ceased customer operations in all South American markets and part of Europe. Accordingly, results of these operations are reported as discontinued operations for all periods presented.
     Net earnings per diluted share (including discontinued operations) for the three-month period ended September 30, 2009 were $0.43, versus $1.24 in the year-earlier period. Net earnings for the third quarter of 2009 were $24.0 million, versus $70.2 million in the year-earlier period. Comparable net earnings per diluted share (excluding restructuring and other items) were $0.46 for the third quarter of 2009 versus $1.21 in the year-earlier period.
     Total revenue from continuing operations for the third quarter of 2009 was $1.26 billion, down 20% from $1.58 billion in the same period last year. Total revenue comparisons were adversely impacted by lower fuel prices and fuel volumes, as well as unfavorable foreign exchange rate movements. Operating revenue (revenue excluding FMS fuel and all subcontracted transportation) from continuing operations was $1.04 billion, down 13% compared with $1.19 billion in the year-earlier period. Operating revenue included the impact of unfavorable foreign exchange rates. FMS business segment total revenue decreased 22% due primarily to lower fuel services revenue. FMS operating revenue decreased 8% due to lower revenue in commercial rental and full service lease, as well as unfavorable foreign exchange rate movements. Full service lease revenue was negatively impacted by fleet downsizing and lower miles driven by customers with their fleets. SCS business segment total revenue and operating revenue from continuing operations decreased 22% due to lower automotive volumes, lower fuel volumes and fuel prices, and unfavorable foreign exchange rate movements. Dedicated Contract Carriage (DCC) business segment total revenue decreased 14% and operating revenue decreased 15% due to the pass through of lower fuel costs, and reduced freight volumes.
     Commenting on the Company’s third quarter performance, Ryder Chairman and CEO Greg Swienton said, “Our performance for the quarter was somewhat stronger than expected, particularly in our Supply Chain Solutions automotive industry business, and Fleet Management Solutions used vehicle sales business. Continuing the trends of the second quarter, we saw stable freight volumes with some seasonal improvement. However, we have not yet seen sustained growth in the economy, freight volumes, or customer activity levels. Throughout the quarter, we effectively managed the factors we can control, and achieved success in several areas. We successfully implemented most of our previously announced plan to disengage Supply Chain Solutions operations in South America and part of Europe without any significant customer impacts. Importantly, we reduced used vehicle sales inventories from second quarter levels, approaching our target levels despite tough market conditions. Additionally, our free cash flow and our liquidity position remained very strong, which enables us to advance strategic objectives related to operations, and financial initiatives, such as resuming our stock repurchase plans.”
Year-to-Date Operating Results
     Total revenue from continuing operations for the nine months ended September 30, 2009 was $3.65 billion, down 22% from $4.70 billion in the same period of 2008. Operating revenue from continuing operations for the first nine months of 2009 was $3.05 billion, down 14% from $3.54 billion in the first nine months of 2008.
     Ryder’s 2009 year-to-date earnings from continuing operations were $67.5 million, compared with $209.5 million in the year-earlier period. EPS from continuing operations were $1.21 for the first nine months of 2009, compared with $3.64 for the same period of 2008. Comparable year-to-date earnings from continuing operations were $71.6 million, compared with $207.9 million in the comparable period of 2008. Comparable EPS from continuing operations were $1.28, compared with $3.62 in the year-earlier period. Comparable year-to-date earnings and EPS from continuing operations exclude restructuring and other items in 2009 and benefits from certain tax items in 2009 and 2008.
     Ryder’s 2009 year-to-date net earnings (including discontinued operations) were $53.7 million, compared with $189.2 million in the year-earlier period. EPS were $0.96 for the first nine months of 2009, compared with $3.29 for the same period of 2008. Comparable EPS for the first nine months of 2009 were $1.13 versus $3.38 in the same period of 2008, excluding restructuring and other items. Net earnings include the impact of discontinued SCS operations in South America and part of Europe.
     Operating cash flow from continuing operations through the first three quarters of 2009 was $758.8 million, down 15% from $895.1 million in the comparable period of 2008. Free cash flow from continuing operations through September 30, 2009 was $452.1 million, up 70% from $266.2 million in the same period in 2008, primarily due to lower net cash paid for capital expenditures.

Third Quarter Business Segment Operating Results
     Ryder’s primary measurement of business segment financial performance, Net Before Tax (NBT) from continuing operations, allocates Central Support Services to each business segment and excludes restructuring and other items.
Fleet Management Solutions
     Ryder’s Fleet Management Solutions (FMS) business segment combines several capabilities into a comprehensive package that provides one-stop outsourcing of the acquisition, maintenance, management, and disposal of vehicles. Ryder’s commercial rental service offers customers a method to expand their fleets in order to address short-term capacity needs.
     In the FMS business segment, total revenue in the third quarter of 2009 was $911.9 million, down 22% compared with $1.17 billion in the year-earlier period. Fuel services revenue in the third quarter of 2009 decreased 49%, compared with the same period in 2008 due primarily to lower fuel prices, as well as reduced gallons pumped at Ryder’s fuel service centers. Operating revenue (revenue excluding fuel) in the third quarter of 2009 was $711.6 million, down 8% compared with $777.1 million in the year-earlier period. Both FMS total revenue and operating revenue included an unfavorable foreign exchange impact of 1%. Contractual revenue, which includes full service lease and contract maintenance, decreased 3% in the third quarter of 2009 because of fleet downsizing, lower miles driven by customers with their fleets, and unfavorable foreign exchange rate movements. Commercial rental revenue decreased 25% reflecting weak global market demand and lower pricing.
     The FMS business segment’s NBT was $37.4 million in the third quarter of 2009, down 64% from $104.8 million in the same period of 2008. NBT results were related primarily to a decline in global commercial rental performance, reduced global full service lease results, higher pension expense, and lower used vehicle sales results. These items were partially offset by cost reduction initiatives, including workforce reductions in early 2009. Commercial rental results were impacted by weak global demand, which drove lower utilization and reduced pricing. Full service lease results were adversely impacted by the protracted length and severity of the current freight recession, which has resulted in reduced customer demand for new leases and downsizing of customer fleets. Customers are also driving fewer miles with their existing fleets, which lowers Ryder’s variable revenue and fuel gallons sold. While customers drove fewer miles with their existing fleets in the third quarter of 2009 versus the same period of 2008, mileage comparisons showed sequential improvement compared with the second quarter 2009 and continued to improve throughout the third quarter. As previously announced, pension expense significantly increased in 2009 primarily because of poor performance in the overall stock market in 2008. Used vehicle sales results were also impacted by weak demand which drove lower pricing, as well as higher inventory levels compared with the prior-year period. Business segment NBT as a percentage of operating revenue was 5.3% in the third quarter of 2009, down 820 basis points compared with 13.5% in the same quarter a year ago.
Supply Chain Solutions
     Ryder’s Supply Chain Solutions (SCS) business segment enables customers to improve shareholder value and their customers’ satisfaction by enhancing supply chain performance and reducing costs. The solutions involve management of the logistics pipeline as a synchronized, integrated process – from materials and components to finished goods distribution. By improving business processes and employing new technologies, the flow of goods and cash is made faster and consumes less capital.
     In the SCS business segment, third quarter 2009 total revenue was $298.7 million, down 22% from $381.0 million in the comparable period in 2008. Third quarter 2009 operating revenue (revenue excluding subcontracted transportation) was $249.6 million, down 22% compared with $319.1 million in the comparable period a year ago. Both total revenue and operating revenue declined primarily due to lower automotive and other freight volumes. Revenue comparisons were also impacted by lower fuel volumes and fuel prices, as well as unfavorable foreign exchange rate movements.
     The SCS business segment’s NBT was $15.1 million in the third quarter of 2009, down 4% from $15.8 million in the same quarter of 2008. Comparative business segment earnings were negatively impacted by operating losses of $1.1 million in 2009 related to European markets that the Company expects to exit by the end of the year. Business segment earnings were also impacted by a Canadian pension curtailment gain in 2008, partially offset by start-up costs of a U.S.-based operation incurred in 2008. Third quarter 2009 NBT for the business segment as a percentage of operating revenue was 6.0%, compared with 4.9% in the same quarter of 2008.

Dedicated Contract Carriage
     Ryder’s Dedicated Contract Carriage (DCC) business segment provides customers with vehicles, drivers, management, and administrative support, with the assets committed to a specific customer for a contractual term. DCC supports customers with both basic and sophisticated logistics and transportation needs including routing and scheduling, specialized driver services, and logistical engineering support.
     In the DCC business segment, third quarter 2009 total revenue was $120.6 million, down 14% compared with $140.6 million in the third quarter of 2008. Operating revenue (revenue excluding subcontracted transportation) in the third quarter of 2009 was $116.9 million, down 15% from $137.8 million in the year-earlier period. Total revenue and operating revenue decreased due to the pass through of lower fuel costs, and reduced freight volumes.
     The DCC business segment’s NBT in the third quarter of 2009 was $9.8 million, down 26% compared with $13.2 million in the third quarter of 2008, due to an increase in safety and insurance costs and the decline in revenue. Business segment NBT as a percentage of operating revenue was 8.4% in the third quarter of 2009, down 120 basis points from 9.6% in the year-earlier period.
Corporate Financial Information
Central Support Services
     Central Support Services (CSS) are overhead costs incurred to support all business segments and product lines. Substantially all CSS costs are allocated to the various business segments. In the third quarter of 2009, CSS costs were $43.5 million, compared with $48.3 million in the year-earlier period, reflecting lower spending across all functional areas due to the benefit of cost reduction actions, lower incentive-based compensation, and prior-year professional fees associated with strategic initiatives.
Restructuring and Other Items
     Pre-tax restructuring and other items from continuing operations in the third quarter of 2009 totaled $3.2 million ($2.0 million after tax), or $0.03 per diluted share. In the quarter, the

Company recognized a pre-tax debt extinguishment charge of $3.9 million as part of a debt tender offer completed in September 2009, partially offset by net recoveries of $0.7 million related to refinements of prior restructuring accruals.
Income Taxes
     The Company’s effective income tax rate from continuing operations for the third quarter of 2009 was 35.6% of related pre-tax earnings, compared with 36.8% in the year-earlier period. The current period income tax rate reflects an income tax benefit of $2.2 million (5.1% of pre-tax earnings) associated with the reversal of reserves for uncertain tax positions primarily as a result of a favorable audit settlement. In the third quarter of 2008, the Company recognized an income tax benefit of $1.6 million (1.4% of pre-tax earnings) primarily from the impact of income tax changes in Massachusetts.
Discontinued Operations
     The Company previously announced a plan to discontinue SCS operations in South America and Europe. During the third quarter of 2009, the Company ceased customer operations in all South American markets and part of Europe. Accordingly, results of these operations are reported as discontinued operations for all periods presented. Pre-tax earnings from discontinued operations totaled a loss of $4.6 million ($4.5 million after-tax or $0.08 per diluted share) for the three months ended September 30, 2009, compared with a loss of $3.1 million ($2.6 million after-tax or $0.05 per diluted share) in the year-earlier period. Results for 2009 include pre-tax exit-related restructuring and other charges of $2.2 million ($1.9 million after-tax or $0.03 per diluted share) associated with severance and other termination benefits, and contract termination costs.
Capital Expenditures
     In Ryder’s business, capital expenditures are generally used to purchase revenue-earning equipment (trucks, tractors, and trailers) primarily to support the full service lease product line and secondarily to support the commercial rental product line within Ryder’s FMS business segment. The level of capital required to support the full service lease product line varies directly with customer contract signings for replacement vehicles and growth. These contracts are long-term agreements that result in ongoing revenues and cash flows to Ryder typically over a three- to ten-year term. The commercial rental product line utilizes capital for the purchase of vehicles to replenish and expand the Company’s fleet available for shorter-term use by contractual or occasional customers.
     Capital expenditures from continuing operations were $468.3 million for the first nine months of 2009, reduced from $946.2 million in the same period of 2008. The decrease in capital expenditures reflects reduced full service lease vehicle spending due to lower new and replacement sales in the current global economic environment, as well as increased use of term extensions and used vehicle redeployments. Additionally, the decrease reflects planned lower spending on transactional commercial rental vehicles. Net capital expenditures (including proceeds from the sale of assets) were $317.7 million for the first nine months of 2009, down 57% from $734.0 million in the same period of 2008.
Cash Flow
     Operating cash flow from continuing operations through September 30, 2009 was $758.8 million, down 15% from $895.1 million in the same period of 2008, primarily due to lower cash-based earnings. Total cash generated (including proceeds from used vehicle sales) from continuing operations through September 30, 2009, was $960.7 million, down 17% from $1.15 billion in the same period of 2008. Free cash flow from continuing operations through September 30, 2009 was $452.1 million, up 70% from $266.2 million in the same period of 2008, primarily due to lower net cash paid for capital expenditures. Ryder expects free cash flow comparisons to improve through the remainder of the year, due primarily to lower capital expenditures, partially offset by lower earnings, and lower used vehicle sales proceeds. The Company may also elect to make voluntary pension contributions prior to year end.
Leverage
     Balance sheet debt as of September 30, 2009 decreased by $336.5 million compared with year-end 2008, due primarily to the utilization of free cash flow to repay debt. The leverage ratio for balance sheet debt as of September 30, 2009 was 174%, compared with 213% at year-end 2008. Total obligations to equity as of September 30, 2009 were 184%, down from 225% at year-end 2008.

Outlook
     The Company anticipates the weak overall economic environment and protracted freight recession will continue to impact Ryder’s performance, particularly in the FMS business segment, over the near term. The Company expects a growing impact from lower lease sales and renewals as customers continue to downsize their fleets. The continued market softness is also expected to negatively affect commercial rental and, to a lesser extent, used vehicles sales results.
     Commenting on Ryder’s outlook, Mr. Swienton said, “We have not yet seen sustained growth in the economy, freight volumes, or customer activity levels. Nevertheless, our team is very experienced at understanding both the business environment in which we operate and the markets we serve, and we are focused on executing for our customers, as well as delivering results for our owners. We will continue to manage our assets effectively, with actions that are well-timed with marketplace opportunities and developments. Our business model and its cash-generating capabilities remain strong, especially relative to the current economic conditions, and enable us to make progress on many fronts. Based on the current strength of our financial position, we plan to resume our two previously announced share repurchase plans, which were paused last year as we assessed the unprecedented conditions related to financial markets.”
About Ryder
Ryder provides leading-edge transportation, logistics, and supply chain management solutions. Ryder’s stock (NYSE: R) is a component of the Dow Jones Transportation Average and the Standard & Poor’s 500 Index. Ryder ranks 399th on the FORTUNE 500®. For more information on Ryder System, Inc., visit www.ryder.com.
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Note Regarding Forward-Looking Statements: Certain statements and information included in this presentation are “forward-looking statements” under the Federal Private Securities Litigation Reform Act of 1995. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements. Important factors that could cause such differences include, among others, further deterioration in economic conditions and freight volumes, our ability to obtain adequate profit margins for our services, our inability to maintain current pricing levels due to soft economic conditions, continued decline in economic and market conditions affecting lease sales, the commercial rental market or the sale of used vehicles, customer acceptance or competition, customer retention levels, unexpected volume declines, automotive plant shutdowns and shift eliminations, loss of key customers in the Supply Chain Solutions (SCS) business segment, unexpected reserves or write-offs due to the deterioration of the credit worthiness or bankruptcy of customers, the timing and impact of the restructuring activities announced in Q4 2008, changes in financial, tax or regulatory requirements or changes in customers’ business environments that will limit their ability to commit to long-term vehicle leases, a decrease in credit ratings, increased debt costs resulting from volatile financial market, unfavorable market conditions affecting the timing and impact of share repurchases, lack of accretive acquisition opportunities, inability to achieve planned synergies and customer retention levels from acquisitions, labor strikes or work stoppages affecting our or our customers’ business operations, adequacy of accounting estimates, reserves and accruals particularly with respect to pension, taxes, insurance and revenue, changes in general economic conditions, further decline in pension plan returns, sudden or unusual changes in fuel prices, availability of qualified drivers, our ability to manage our cost structure, new accounting pronouncements, rules or interpretations, changes in government regulations including regulations regarding vehicle emissions and the risks described in our filings with the Securities and Exchange Commission. The risks included here are not exhaustive. New risks emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risks on our business. Accordingly, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
Note Regarding Non-GAAP Financial Measures: This news release includes certain non-GAAP financial measures as defined under SEC rules. Additional information regarding non-GAAP financial measures can be found in our investor presentation for the quarter and in our reports filed with the SEC, which are available in the Investors area of our website at www.ryder.com.
Conference Call and Webcast Information:
Ryder’s earnings conference call and webcast is scheduled for Thursday, October 22, 2009, from 11:00 a.m. to 12:00 noon Eastern Time. Speakers will be Chairman and Chief Executive Officer Greg Swienton and Executive Vice President and Chief Financial Officer Robert Sanchez.
Þ	To join the conference call live: Begin 10 minutes prior to the conference by dialing the audio phone number 1-888-398-5319 (outside U.S. dial 1-773-681-5795) using the Passcode: Ryder and Conference Leader: Bob Brunn. Then, access the presentation via the Net Conference website at www.mymeetings.com/nc/join/ using the Conference Number: RH9237859 and Passcode: RYDER.

Þ	To access audio replays of the conference and view a presentation of Ryder’s earnings results: Dial 1-866-517-5366 (outside U.S. dial 1-203-369-2048), then view the presentation by visiting the Investors area of Ryder’s website at http://investors.ryder.com. A podcast of the call will also be available online within 24 hours after the end of the call at http://investors.ryder.com.

RYDER SYSTEM, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS — UNAUDITED
Periods ended September 30, 2009 and 2008
(In millions, except per share amounts)

	Three Months		Nine Months
	2009	2008	2009	2008
Revenue	$1,256.6	1,576.8	$3,653.6	4,697.2

Operating expense	576.1	790.6	1,656.8	2,368.4
Salaries and employee-related costs	313.5	344.9	926.4	1,038.9
Subcontracted transportation	52.9	64.7	140.1	185.6
Depreciation expense	220.5	213.3	665.9	625.8
Gains on vehicle sales, net	(3.3)	(10.4)	(9.1)	(33.0)
Equipment rental	16.3	18.8	48.1	59.6
Interest expense	35.7	39.2	110.5	112.4
Miscellaneous (income) expense, net	(2.4)	0.7	(3.1)	2.3
Restructuring and other charges, net	3.1	—	4.5	—

	1,212.4	1,461.7	3,540.1	4,360.0

Earnings from continuing operations before income taxes	44.3	115.1	113.4	337.2
Provision for income taxes	(15.8)	(42.3)	(45.9)	(127.7)

Earnings from continuing operations	28.5	72.8	$67.5	209.5
Loss from discontinued operations, net of tax	(4.5)	(2.6)	(13.8)	(20.2)

Net earnings	24.0	70.2	53.7	189.2

Earnings per common share — Diluted
Continuing operations	$0.51	1.29	$1.21	3.64
Discontinued operations	(0.08)	(0.05)	(0.25)	(0.35)

Net earnings	$0.43	1.24	$0.96	3.29

Weighted-average shares outstanding — Diluted	55.5	55.9	55.4	57.0

Memo:
Comparable earnings per share from continuing operations:

EPS from Continuing Operations	$0.51	1.29	$1.21	3.64
International Asset Impairment	—	—	0.06	—
Reversal of Tax Reserves	(0.04)	—	(0.04)	—
Restructuring Charges	0.03	—	0.04	—
Tax law changes	—	(0.03)	—	(0.03)

Comparable EPS from continuing operations	$0.50	1.26	$1.28	3.62

Comparable earnings per share:

EPS	$0.43	1.24	$0.96	3.29
International Asset Impairment	—	—	0.06	—
Reversal of Tax Reserves	(0.04)	—	(0.04)	—
Restructuring Charges	0.07	—	0.15	—
Brazil Charges	—	—	—	0.12
Tax law Changes	—	(0.03)	—	(0.03)

Comparable EPS	$0.46	1.21	$1.13	3.38

Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS — UNAUDITED
PRELIMINARY AND SUBJECT TO RECLASSIFICATION
(Dollars in millions)

	September 30,	December 31,
	2009	2008
Assets:

Cash and cash equivalents	$111.0	$120.3
Other current assets	812.7	830.9
Revenue earning equipment, net	4,320.0	4,565.2
Operating property and equipment, net	548.9	546.8
Other assets	661.0	626.3

	$6,453.6	$6,689.5

Liabilities and shareholders’ equity:

Short-term debt / current portion of long-term debt	$256.6	$384.3
Other current liabilities	635.5	726.9
Long-term debt	2,269.8	2,478.5
Other non-current liabilities (including deferred income taxes)	1,840.1	1,754.6
Shareholders’ equity	1,451.6	1,345.2

	$6,453.6	$6,689.5

SELECTED KEY RATIOS AND METRICS

	September 30,	December 31,
	2009	2008
Debt to equity	174%	213%
Total obligations to equity *	184%	225%

	Nine months ended September 30,
	2009	2008
Cash provided by operating activities from continuing operations	$758.8	$895.1
Free cash flow*	452.1	266.2
Capital expenditures paid	508.6	888.3

	Twelve months ended September 30,
	2009	2008
Return on average shareholders’ equity	4.5%	14.1%
Return on average assets	1.0%	3.8%
Return on capital *	5.1%	7.4%

*	Non-GAAP financial measure; see reconciliation to closest GAAP financial measure included within this release.
Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT REVENUE AND EARNINGS — UNAUDITED
Periods ended September 30, 2009 and 2008
(Dollars in millions)

	Three Months			Nine Months
	2009	2008	B(W)	2009	2008	B(W)
Revenue:
Fleet Management Solutions:
Full service lease	$500.1	516.4	(3)%	$1,496.6	1,536.7	(3)%
Contract maintenance	42.4	43.4	(2)%	126.0	125.9	—

Contractual revenue	542.4	559.8	(3)%	1,622.6	1,662.6	(2)%
Contract-related maintenance	40.1	48.3	(17)%	125.9	150.2	(16)%
Commercial rental	112.3	149.5	(25)%	320.1	428.8	(25)%
Other	16.8	19.5	(14)%	47.1	56.4	(17)%
Fuel	200.3	389.6	(49)%	549.3	1,175.7	(53)%

Total Fleet Management Solutions	911.9	1,166.8	(22)%	2,665.1	3,473.7	(23)%
Supply Chain Solutions	298.7	381.0	(22)%	855.1	1,151.9	(26)%
Dedicated Contract Carriage	120.6	140.6	(14)%	351.7	421.5	(17)%
Eliminations	(74.7)	(111.5)	33%	(218.3)	(350.0)	38%

Total revenue	$1,256.6	1,576.8	(20)%	$3,653.6	4,697.2	(22)%

Operating Revenue: *
Fleet Management Solutions	$711.6	777.1	(8)%	$2,115.7	2,298.0	(8)%
Supply Chain Solutions	249.6	319.1	(22)%	723.5	974.7	(26)%
Dedicated Contract Carriage	116.9	137.8	(15)%	343.2	413.1	(17)%
Eliminations	(41.6)	(48.8)	15%	(128.0)	(150.8)	15%

Total operating revenue	$1,036.4	1,185.3	(13)%	$3,054.4	3,535.1	(14)%

Business segment earnings:
Earnings from continuing operations before income taxes:
Fleet Management Solutions	$37.4	104.8	(64)%	$109.6	312.0	(65)%
Supply Chain Solutions	15.1	15.8	(4)%	21.4	41.7	(49)%
Dedicated Contract Carriage	9.8	13.2	(26)%	30.7	36.9	(17)%
Eliminations	(5.7)	(8.2)	30%	(16.2)	(23.4)	31%

	56.6	125.5	(55)%	145.5	367.2	(60)%
Unallocated Central Support Services	(9.2)	(10.4)	12%	(24.4)	(30.0)	19%

Earnings from continuing operations before restructuring and other items and income taxes	47.4	115.1	(59)%	121.1	337.2	(64)%
Restructuring and other charges, net and other items	(3.2)	—	NM	(7.7)	—	NM

Earnings from continuing operations before income taxes	44.3	115.1	(62)%	113.4	337.2	(66)%
Provision for income taxes	(15.8)	(42.3)	63%	(45.9)	(127.7)	64%

Earnings from continuing operations	$28.5	72.8	(61)%	$67.5	209.5	(68)%

*	Non-GAAP financial measure
Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION — UNAUDITED
Periods ended September 30, 2009 and 2008
(Dollars in millions)

	Three Months			Nine Months
	2009	2008	B(W)	2009	2008	B(W)
Fleet Management Solutions

Total revenue	$911.9	1,166.8	(22%)	$2,665.1	3,473.7	(23%)
Fuel revenue	(200.3)	(389.6)	(49%)	(549.3)	(1,175.7)	(53%)

Operating revenue *	$711.6	777.1	(8%)	$2,115.7	2,298.0	(8%)

Segment earnings before income taxes	$37.4	104.8	(64%)	$109.6	312.0	(65%)

Earnings before income taxes as % of total revenue	4.1%	9.0%		4.1%	9.0%

Earnings before income taxes as % of operating revenue *	5.3%	13.5%		5.2%	13.6%

Supply Chain Solutions

Total Revenue	$298.7	381.0	(22%)	$855.1	1,151.9	(26%)
Subcontracted transportation	(49.2)	(61.9)	(21%)	(131.6)	(177.2)	(26%)

Operating revenue *	$249.6	319.1	(22%)	$723.5	974.7	(26%)

Segment earnings before income taxes	$15.1	15.8	(4%)	$21.4	41.7	(49%)

Earnings before income taxes as % of total revenue	5.0%	4.1%		2.5%	3.6%

Earnings before income taxes as % of operating revenue *	6.0%	4.9%		3.0%	4.3%

Memo: Fuel costs	$17.6	35.8	51%	$48.3	121.0	60%

Dedicated Contract Carriage

Total revenue	$120.6	140.6	(14%)	$351.7	421.5	(17%)
Subcontracted transportation	(3.7)	(2.8)	33%	(8.5)	(8.4)	1%

Operating revenue *	$116.9	137.8	(15%)	$343.2	413.1	(17%)

Segment earnings before income taxes	$9.8	13.2	(26%)	$30.7	36.9	(17%)

Earnings before income taxes as % of total revenue	8.1%	9.4%		8.7%	8.8%

Earnings before income taxes as % of operating revenue *	8.4%	9.6%		9.0%	8.9%

Memo: Fuel costs	$18.6	33.4	44%	$51.3	100.6	49%

*	Non-GAAP financial measure
Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURE RECONCILIATIONS — PRELIMINARY AND UNAUDITED
(Dollars in millions)
OPERATING REVENUE RECONCILIATION

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
Total revenue	$1,256.6	1,576.8	$3,653.6	4,697.2
Fuel services and subcontracted transportation revenue	(253.2)	(454.3)	(689.5)	(1,361.3)
Fuel eliminations	33.0	62.8	90.3	199.2

Operating revenue *	$1,036.4	1,185.3	$3,054.4	3,535.1

DEBT TO EQUITY RECONCILIATION

	September 30,		December 31,
	2009	% to Equity	2008	% to Equity
On-balance sheet debt	$2,526.3	174%	$2,862.8	213%
Off-balance sheet debt — PV of minimum lease payments and guaranteed residual values under operating leases for vehicles (a)	137.5		163.0

Total obligations *	$2,663.8	184%	$3,025.8	225%

CASH FLOW RECONCILIATION

	Nine months ended September 30,
	2009	2008
Net cash provided by operating activities from continuing operations	$758.8	$895.1
Proceeds from sales (primarily revenue earning equipment)	150.5	212.2
Collections on direct finance leases	51.1	46.8
Other, net	0.2	0.4

Total cash generated *	960.7	1,154.5
Capital expenditures	(508.6)	(888.3)

Free cash flow *	$452.1	266.2

RETURN ON CAPITAL RECONCILIATION

	Twelve months ended September 30,
	2009	2008
Net earnings (12-month rolling period)	$64.3	261.2
+ Restructuring and other items	78.1	8.0
+ Income taxes	67.9	167.4

Adjusted earnings before income taxes	210.4	436.5
+ Adjusted interest expense (b)	158.5	164.4
- Adjusted income taxes	(143.6)	(240.1)

= Adjusted net earnings for ROC (numerator)	$225.2	360.8

Average total debt	$2,786.6	2,857.9
+ Average off-balance sheet debt	150.9	176.4
+ Average adjusted total shareholders’ equity (c)	1,444.8	1,850.3

= Adjusted average total capital (denominator)	$4,382.3	4,884.6

Adjusted ROC *	5.1%	7.4%

Notes:

(a)	Discounted at the incremental borrowing rate at lease inception.

(b)	Interest expense includes implied interest on off-balance sheet vehicle obligations.

(c)	Represents shareholders’ equity excluding comparable earnings items for those periods.

*	Non-GAAP financial measure
   Note: Amounts may not be additive due to rounding.
       Certain prior period amounts have been reclassified to conform to current year presentation.

RYDER SYSTEM, INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURE RECONCILIATIONS — PRELIMINARY AND UNAUDITED
(In millions, except per share amounts)
NET EARNINGS / EPS RECONCILIATION

	Three Months			Nine Months
	2009			2009
	Reported		Comparable	Reported		Comparable
	Earnings	Adjustments	Earnings	Earnings	Adjustments	Earnings
Revenue	$1,256.6	—	1,256.6	$3,653.6	—	3,653.6

Operating expense (a)	576.1	0.1	576.2	1,656.8	0.8	1,657.6
Salaries and employee-related costs	313.5		313.5	926.4		926.4
Subcontracted transportation	52.9		52.9	140.1		140.1
Depreciation expense (b)	220.5	(0.2)	220.3	665.9	(4.1)	661.8
Gains on vehicle sales, net	(3.3)		(3.3)	(9.1)		(9.1)
Equipment rental	16.3		16.3	48.1		48.1
Interest expense	35.7		35.7	110.5		110.5
Miscellaneous income, net	(2.4)		(2.4)	(3.1)		(3.1)
Restructuring and other charges, net	3.1	(3.1)	—	4.5	(4.5)	—

	1,212.4	(3.2)	1,209.2	3,540.1	(7.7)	3,532.4

Earnings from continuing operations before income taxes	44.3	3.2	47.4	113.4	7.7	121.1
Provision for income taxes (c)	(15.8)	(3.4)	(19.2)	(45.9)	(3.7)	(49.5)

Earnings from continuing operations	28.5	(0.3)	28.2	67.5	4.1	71.6
Loss from discontinued operations, net of tax	(4.5)	2.0	(2.5)	(13.8)	5.5	(8.3)

Net earnings	$24.0	1.8	25.8	$53.7	9.6	63.3

Tax Rate from Continuing Operations	35.6%		40.4%	40.5%		40.9%

Earnings per common share — Diluted:
Continuing Operations	$0.51	(0.01)	0.50	$1.21	0.07	1.28
Discontinued Operations	(0.08)	0.04	(0.04)	(0.25)	0.10	(0.15)

Net Earnings	$0.43	0.03	0.46	$0.96	0.17	1.13

	Three Months			Nine Months
	2008			2008
	Reported		Comparable	Reported		Comparable
	Earnings	Adjustments	Earnings	Earnings	Adjustments	Earnings
Revenue	$1,576.8	—	1,576.8	$4,697.2	—	4,697.2

Operating expense	790.6		790.6	2,368.4		2,368.4
Salaries and employee-related costs	344.9		344.9	1,038.9		1,038.9
Subcontracted transportation	64.7		64.7	185.6		185.6
Depreciation expense	213.3		213.3	625.8		625.8
Gains on vehicle sales, net	(10.4)		(10.4)	(33.0)		(33.0)
Equipment rental	18.8		18.8	59.6		59.6
Interest expense	39.2		39.2	112.4		112.4
Miscellaneous expense, net	0.7		0.7	2.3		2.3
Restructuring and other charges, net	—	—	—	—	—	—

	1,461.7	—	1,461.7	4,360.0	—	4,360.0

Earnings before income taxes	115.1	—	115.1	337.2	—	337.2
Provision for income taxes (d)	(42.3)	(1.6)	(43.9)	(127.7)	(1.6)	(129.4)

Earnings from continuing operations	72.8	(1.6)	71.2	209.5	(1.6)	207.9
Loss from discontinued operations, net of tax (e)	(2.6)	—	(2.6)	(20.2)	6.8	(13.5)

Net earnings	$70.2	(1.6)	68.6	$189.2	5.2	194.4

Tax Rate from Continuing Operations	36.8%		38.2%	37.9%		38.4%

Earnings per common share — Diluted:
Continuing Operations	$1.29	(0.03)	1.26	$3.64	(0.03)	3.62
Discontinued Operations	(0.05)	—	(0.05)	(0.35)	0.12	(0.24)

Net Earnings	$1.24	(0.03)	1.21	$3.29	0.09	3.38

Notes:

(a)	International asset recovery.

(b)	International asset impairment charge.

(c)	Reversal of tax accruals

(d)	Tax law changes

(e)	Charge for prior years’ adjustments associated with our Brazilian SCS operation.

Note: Amounts may not be additive due to rounding.